Exhibit 99.1

ASSIGNMENT AND ASSUMPTION OF PURCHASE RIGHTS

This ASSIGNMENT AND ASSUMPTION OF PURCHASE RIGHTS (the “Assignment”) is entered into as of October 5, 2020, by and between Unico American Corporation, a Nevada corporation (the “Company”) and Ambina Unico Holdings LLC, a Delaware limited liability company (“Ambina Unico”).

WHEREAS, pursuant to Section 3 of Exhibit A of that certain Letter Agreement, dated August 10, 2020 (the “Agreement”) between the Company and Cary L. Cheldin (“Mr. Cheldin”), Mr. Cheldin has the option, exercisable on or before 30 days after the effective date of the Agreement, to require the Company to purchase all shares of common stock of the Company held by Mr. Cheldin, as of such effective date, for a purchase price of $5.00 per share;

WHEREAS, Mr. Cheldin has exercised such option in writing with respect to 205,782 shares of common stock held by him (the “Shares”);

WHEREAS, pursuant to the Agreement, the Company has the right, at its sole discretion, to substitute a third party purchaser for the Company’s obligation to purchase the Shares;

WHEREAS, the Company desires to assign all of its rights, interest and obligations to purchase the Shares to Ambina Unico;

WHEREAS, Ambina Unico desires to assume all of such rights, interest and obligations to purchase the Shares, subject to the Board of Directors of the Company (the “Board”) authorizing Ambina Unico and its affiliates (collectively, “Ambina”) to purchase up to 19.9% of the Company’s outstanding shares of common stock so as to not subject Ambina to the Business Combination Statutes of Nevada Revised Statutes (“NRS”) 78.411 through 78.444; and

WHEREAS, the Board has specifically authorized Ambina’s purchase of the Shares as well as additional acquisitions up to 19.9% of the Company’s outstanding shares of common stock for the purposes of NRS 78.438.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Assignment by Company. The Company hereby sells, assigns, grants, conveys and transfers to Ambina Unico all of the Company’s rights, interest and obligations under Section 3 of Exhibit A of the Agreement to purchase the Shares.

2.       Assumption by Third Party. Ambina Unico unconditionally (i) accepts the foregoing assignment and assumes all of the Company’s duties, liabilities and obligations under Section 3 of Exhibit A of the Agreement to purchase the Shares; (ii) agrees to be bound by all of the terms, covenants and conditions of this Assignment and Section 3 of Exhibit A of the Agreement with respect to the purchase of the Shares; and (iii) agrees to complete the purchase of the Shares pursuant to that certain stock transfer agreement, dated as of October 5, 2020, by and among Ambina Unico, Mr. Cheldin and the Company (the “Purchase Agreement”). Ambina Unico hereby indemnifies and shall hold the Company, and its manager, directors, employees, members, and agents harmless against any and all losses, costs and expenses (including reasonable attorneys’ fees) arising out of any delay or failure by Ambina Unico to perform in accordance with the terms of the Purchase Agreement.

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3.       Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Assignment or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) by the parties and may be used in lieu of the original Assignment for all purposes.

4.       Amendments and Modifications. No amendment or modification to this Assignment is effective or valid unless it is in writing and signed by each party to this Assignment.

5.       Governing Law. This Assignment shall be construed in accordance with, and governed in all respects by, the laws of the State of California, as applied to contracts to be performed entirely within such state.

6.       Successors and Assigns. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators.

7.       Entire Agreement. This Assignment is the sole and entire agreement of the parties to this Assignment regarding the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year above first written.

UNICO AMERICAN CORPORATION, a Nevada corporation

By:	/s/ Ron Closser
	Name:	Ron Closser
	Title:	President / CEO

AMBINA UNICO HOLDINGS LLC, a Delaware limited liability company

By:	Ambina Partners LLC Manager

By:	/s/ Gregory M. Share
	Name:	Gregory M. Share
	Title:	Manager